Exhibit 10.3

GUARANTY AND SECURITY AGREEMENT,

Dated as of February 28, 2012

by

TITANIUM METALS CORPORATION

as Borrower

and

EACH OTHER GRANTOR

FROM TIME TO TIME PARTY HERETO

in favor of

U.S. BANK NATIONAL ASSOCIATION,

as Agent

TABLE OF CONTENTS

Page
ARTICLE I. DEFINED TERMS	1
Section 1.1. Definitions	1
Section 1.2. Certain Other Terms	3

ARTICLE II. GUARANTY	4
Section 2.1. Guaranty	4
Section 2.2. Limitation of Guaranty	4
Section 2.3. Contribution	5
Section 2.4. Authorization; Other Agreements	5
Section 2.5. Guaranty Absolute and Unconditional	5
Section 2.6. Waivers	6
Section 2.7. Reliance	7

ARTICLE III. GRANT OF SECURITY INTEREST	7
Section 3.1. Collateral	7
Section 3.2. Grant of Security Interest in Collateral	8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES	8
Section 4.1. Title; No Other Liens	8
Section 4.2. Perfection and Priority	8
Section 4.3. Grantor Information	9
Section 4.4. Accounts; Instruments and Tangible Chattel Paper Formerly Accounts	9
Section 4.5. [Intentionally Omitted]	9
Section 4.6. Specific Collateral	9
Section 4.7. Enforcement	9
Section 4.8. Identified Patents	9
Section 4.9. Excluded Property	10
Section 4.10. Representations and Warranties of the Financing Agreement	10

ARTICLE V. COVENANTS	10
Section 5.1. Maintenance of Perfected Security Interest; Further Documentation and Consents	10
Section 5.2. Accounts	12
Section 5.3. Delivery of Instruments and Tangible Chattel Paper and Control of Securities Accounts, Letter-of-Credit Rights and Electronic Chattel Paper	12
Section 5.4. Locations; Identity; Corporate Structure	13
Section 5.5. Notices	13
Section 5.6. [Intentionally Omitted]	13
Section 5.7. Controlled Securities Account	13
Section 5.8. Identified Patents	13

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ANNEXES AND SCHEDULES

Annex 1	Form of Joinder Agreement

Schedule 1 Schedule 2 Schedule 3	Filings Identified Patents Grantor Information

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GUARANTY AND SECURITY AGREEMENT, dated as of February 28, 2012, by TITANIUM METALS CORPORATION, a Delaware corporation (“Timet”), and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 8.6 (together with Timet, the “Grantors”), in favor of U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as agent (in such capacity, together with its successors and permitted assigns, “Agent”) for the Lenders, the LC Issuers and each other Secured Party (each as defined in the Financing Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Financing Agreement dated as of February 28, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”) by and among Timet, the other Borrowers party thereto, the other Credit Parties party thereto, the Lenders, the LC Issuers from time to time party thereto and U.S. Bank, as Agent, the Lenders and the LC Issuers have severally agreed to make extensions of credit to Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor has agreed to guaranty the Secured Obligations (as defined in the Financing Agreement) of each Borrower and each other Grantor;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Financing Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the LC Issuers to make their respective extensions of credit to Borrower under the Financing Agreement that the Grantors shall have executed and delivered this Agreement to Agent.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the LC Issuers and Agent to enter into the Financing Agreement and to induce the Lenders and the LC Issuers to make their respective extensions of credit to Borrowers thereunder, each Grantor hereby agrees with Agent as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1. Definitions.

(a) Capital terms used herein without definition are used as defined in the Financing Agreement.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “certificated security”, “chattel paper”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c) The following terms shall have the following meanings:

“Agreement” means this Guaranty and Security Agreement.

“Collateral” has the meaning specified in Section 3.1.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Deposit Account” means each deposit account (including all cash on deposit therein) that is the subject of an effective Control Agreement.

“Controlled Securities Account” means each securities account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement.

“Excluded Deposit and Securities Accounts” means the deposit accounts and securities accounts that are not required to be subject to an effective Control Agreement pursuant to Section 5.11.1 of the Credit Agreement.

“Excluded Property” means, collectively, (a) any permit or license or any Contractual Obligation entered into by any Grantor (i) that prohibits or requires the consent of any Person other than Borrowers and their Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or (ii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (i) and (ii), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law and (b) Excluded Deposit and Securities Accounts; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor, including each Borrower with respect to the obligations of each other Grantor.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

“Identified Patents” means all letters patent and applications for letters patent identified on Schedule 2, all rights to obtain any reissues and extensions thereof, all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

Section 1.2. Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms. The term “including” is not limiting and means “including without limitation.”

(iv) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word

“through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(vi) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II.

GUARANTY

Section 2.1. Guaranty. To induce the Lenders to make the Loans and the LC Issuers to issue Letters of Credit and each other Secured Party to make credit available to or for the benefit of one or more Grantors, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Secured Obligations of each Borrower and each other Guarantor whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 2.2. Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.3 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3. Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 2.4. Authorization; Other Agreements. The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) (i) subject to compliance, if applicable, with Section 10.2 of the Financing Agreement, modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with Borrowers or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.5. Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by Agent):

(a) the invalidity or unenforceability of any obligation of any Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from any Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against any Borrower, any other Guarantor or any of any Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of any Borrower, any other Guarantor or any other Subsidiary of any Borrower, in each case other than the payment in full of the Guaranteed Obligations.

Section 2.6. Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor. Except as otherwise provided in Section 2.3, each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against any

Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.

Section 2.7. Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

ARTICLE III.

GRANT OF SECURITY INTEREST

Section 3.1. Collateral. For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a) all accounts;

(b) all inventory;

(c) all deposit accounts and securities accounts (other than Excluded Deposit and Securities Accounts), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(d) all Identified Patents;

(e) all chattel paper, documents (as defined in the UCC), general intangibles, instruments, investment property and letter of credit rights, in each case to the extent relating or pertaining primarily to any or all of the foregoing;

(f) all books and records and supporting obligations to the extent relating or pertaining primarily to any or all of the foregoing; and

(g) to the extent not otherwise included, all proceeds of the foregoing.

Section 3.2. Grant of Security Interest in Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to Agent for the benefit of the Secured Parties, and grants to Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property and such Excluded Property shall not be considered Collateral for purposes of this Agreement; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security in such property shall be deemed granted therein and such property shall be considered Collateral for purposes of this Agreement. Each Grantor hereby represents and warrants that the Excluded Property (other than Excluded Deposit and Securities Accounts), when taken as a whole, is not material to the business operations or financial condition of the Grantors, taken as a whole.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the LC Issuers and Agent to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to Agent, the Lenders, the LC Issuers and the other Secured Parties:

Section 4.1. Title; No Other Liens. Except for the Liens granted to Agent pursuant to this Agreement and other Permitted Liens (except for those Permitted Liens not permitted to exist on any Collateral), such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 4.2. Perfection and Priority. The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 1 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any deposit account or securities account, the execution of Control Agreements, (iii) in the case of letter of credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to Agent over such letter of credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper and (v) in the case of all certificated securities, instruments and tangible chattel paper, the delivery thereof to Agent of such certificated securities, instruments and tangible chattel paper. Except as set forth in this Section 4.2, all actions by such Grantor necessary or desirable to protect and perfect the Lien granted hereunder on its Collateral have been duly taken.

Section 4.3. Grantor Information. On the date hereof, Schedule 3 sets forth (a) each Grantor’s jurisdiction of organization, (b) the location of each Grantor’s chief executive office, (c) each Grantor’s exact legal name as it appears in its organizational documents, (d) each Grantor’s federal employer identification number, and (e) each Grantor’s organizational identification number.

Section 4.4. Accounts; Instruments and Tangible Chattel Paper Formerly Accounts.

(a) No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to Agent, properly endorsed for transfer, to the extent delivery is required by subsection 5.3(a).

(b) The amounts represented by such Grantor to Lenders or Agent from time to time as owing to such Grantor in respect of any accounts are and will at all times be accurate.

Section 4.5. [Intentionally Omitted].

Section 4.6. Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

Section 4.7. Enforcement. No Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by Agent of its rights provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except for any approvals that may be required to be obtained from any bailees, processors or landlords to collect the Collateral and compliance with any applicable assignment of claims laws.

Section 4.8. Identified Patents

(a) On the date hereof, all issued Identified Patents owned by such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and, to such Grantor’s knowledge, does not infringe the intellectual property rights of any other Person.

(b) No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any issued Identified Patents owned by such Grantor in any material respect.

(c) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any issued Identified Patent or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would adversely affect the value of any Identified Patent.

Section 4.9. Excluded Property. No Grantor owns, and will not own, assets which constitute Excluded Property (other than Excluded Deposit and Securities Accounts) and which, when aggregated, are material to the business of such Grantor.

Section 4.10. Representations and Warranties of the Financing Agreement. The representations and warranties as to such Grantor made in Section 4 (Representations and Warranties) of the Financing Agreement are true and correct on each date as required by Section 3.2 of the Financing Agreement.

ARTICLE V.

COVENANTS

Each Grantor agrees with Agent to the following, from the date of this Agreement and thereafter until this Agreement is terminated:

Section 5.1. Maintenance of Perfected Security Interest; Further Documentation and Consents.

(a) Generally. Except as permitted by the Financing Agreement, such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or Agent to sell, assign, convey or transfer any Collateral.

(b) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c) Such Grantor shall furnish to Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Agent.

(d) At any time and from time to time, upon the written request of Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing of) any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as Agent may reasonably request, including executing and delivering any Control Agreements with respect to deposit accounts and securities accounts required pursuant to Section 5.11.1 of the Credit Agreement.

(e) Such Grantor authorizes Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment. Any such financing statement, continuation statement, or amendment may be signed (to the extent signature of a Grantor is required under applicable law) by Agent on behalf of any Grantor and may be filed at any time in any jurisdiction.

(f) Such Grantor shall, at any time and from time to time, take such steps as Agent may reasonably request for Agent (i) to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral) constituting Collateral, with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (ii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

(g) Without limiting the generality of the foregoing, if such Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction constituting Collateral, such Grantor shall promptly notify Agent thereof and, at the request of Agent, shall take such action as Agent may reasonably request to vest in Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Agent agrees with the Grantors that Agent will arrange, pursuant to procedures satisfactory to Agent and so long as such procedures will not result in Agent’s loss of control, for the Grantors to make alterations to the electronic chattel paper or transferable record constituting Collateral permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by any Grantor with respect to such electronic chattel paper or transferable record.

Section 5.2. Accounts.

(a) Such Grantor shall not, other than in the Ordinary Course of Business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

(b) Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as Agent may reasonably require in connection therewith.

Section 5.3. Delivery of Instruments and Tangible Chattel Paper and Control of Securities Accounts, Letter-of-Credit Rights and Electronic Chattel Paper.

(a) If any amount in excess of $1,000,000 payable under or in connection with any Account owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper during a Cash Dominion Period, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of U.S. BANK NATIONAL ASSOCIATION, as Agent” and, at the request of Agent, shall immediately deliver such instrument or tangible chattel paper to Agent, duly indorsed in a manner satisfactory to Agent.

(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any securities accounts (including any securities entitlements carried therein) to any Person other than Agent.

(c) If such Grantor is or becomes the beneficiary of a letter of credit constituting Collateral that is in excess of $1,000,000 during a Cash Dominion Period, such Grantor shall promptly, and in any event within 2 Business Days after becoming a beneficiary, notify Agent thereof and as promptly as practicable thereafter enter into a Contractual Obligation with Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign such letter-of-credit rights to Agent and such assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). Such Contractual Obligation shall also direct all payments thereunder to a Controlled Deposit Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to Agent.

(d) If any amount in excess of $1,000,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper during a Cash Dominion Period, such Grantor shall take all steps necessary to grant Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.4. Locations; Identity; Corporate Structure.

(a) Such Grantor shall not maintain any Inventory (other than Inventory in transit) at any location other than (x) owned and leased locations listed on Schedule 4.20 to the Financing Agreement and (y) storage, bailee, converter and processor locations (1) subject to a reasonably satisfactory, acknowledged bailee or processor waiver, as applicable, (2) as to which Reserves reasonably satisfactory to Agent have been established, or (3) at which only Inventory that is not included in the Borrowing Base is located. Subject to the following sentence, such Grantor shall not change their respective principal places of business or chief executive offices from the location identified on Schedule 4.20 to the Financing Agreement. Such Grantor will give Agent prompt written notice of any new principal place of business or chief executive officer or any new location for any Inventory to be included in the Borrowing Base.

(b) Such Grantor shall give Agent prior written notice of any change of its name, identity, corporate structure or jurisdiction of incorporation.

Section 5.5. Notices. Such Grantor shall promptly notify Agent in writing of

(a) its acquisition of any interest hereafter in Collateral that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation;

(b) any Lien (other than Permitted Liens, except for those Permitted Liens not permitted to exist on any Collateral) on any of the Collateral which would adversely affect the ability of Agent to exercise any of its remedies hereunder;

(c) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral of the Liens created hereby.

Section 5.6. [Intentionally Omitted].

Section 5.7. Controlled Securities Account. Each Grantor shall deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts except as permitted pursuant to Section 5.11.1 of the Credit Agreement.

Section 5.8. Identified Patents. Upon the reasonable request of Agent, each Grantor will notify Agent if it knows, or has reason to know, that (a) any registration relating to any issued Identified Patent may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office) regarding such Grantor’s ownership of, or the validity of, any Identified Patent or such Grantor’s right to register the same or to own and maintain the same or (b) any issued Identified Patent has been infringed upon or misappropriated or diluted by a third party.

ARTICLE VI.

REMEDIAL PROVISIONS

Section 6.1. Code and Other Remedies.

(a) UCC Remedies. During the continuance of an Event of Default, Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or pursuant Section 8.1(d) of the Credit Agreement) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral, and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at Agent’s request, it shall assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, Agent also has the right to require that each Grantor store and keep any Collateral pending further action by Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until Agent is able to sell, assign, convey or transfer any Collateral, Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Agent and (iv) Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s remedies (for the benefit of the Secured Parties). Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent.

(d) Application of Proceeds. Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Financing Agreement, and only after such application and after the payment by Agent of any other amount required by any Requirement of Law, need Agent account for the surplus, if any, to any Grantor.

(e) Direct Obligation. Neither Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Credit Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Agent or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for Agent to do any of the following:

(i) fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain Permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain Permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any Collateral, or utilize internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of any Collateral or to provide to Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(g) Licenses. For the purpose of enabling Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any intellectual property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2. Accounts and Payments in Respect of General Intangibles Constituting Collateral.

(a) At any time during the continuance of an Event of Default:

(i) each Grantor shall, upon Agent’s request, deliver to Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles constituting Collateral, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles constituting Collateral have been collaterally assigned to Agent and that payments in respect thereof shall be made directly to Agent; and

(ii) Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles constituting Collateral or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible constituting Collateral. In addition, Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles constituting Collateral.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles constituting Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible constituting Collateral by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible constituting Collateral, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3. Proceeds to be Turned over to and Held by Agent. To the extent required by Section 2.11.3 of the Credit Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by Agent in cash or Cash Equivalents shall be applied as provided in the Financing Agreement.

Section 6.4. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by Agent or any other Secured Party to collect such deficiency.

ARTICLE VII.

AGENT

Section 7.1. Agent’s Appointment as Attorney-in-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints Agent and any Related Party thereof, with full power of substitution, as its true and lawful attorney-in-fact, exercisable when an Event of Default shall be continuing with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives Agent and its Related Parties the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any such moneys due under any account or with respect to any other Collateral whenever payable;

(ii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Financing Agreement (including all or any part of the premiums therefor and the costs thereof);

(iii) execute, in connection with any sale provided for in Section 6.1, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(iv) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to Agent or as Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as Agent may deem appropriate, (G) exercise voting rights with respect to any of the Collateral, and (H) generally, sell, assign, convey, transfer or grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes and do, at Agent’s option, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(v) If any Grantor fails to perform or comply with any Contractual Obligation contained herein, Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(b) The expenses of Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in Section 2.13.4 of the Financing Agreement, from the date of payment by Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to Agent on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2. Authorization to File Financing Statements. Each Grantor authorizes Agent and its Related Parties, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as Agent reasonably determines appropriate to perfect the security interests of Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3. Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of Agent under this Agreement with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Agent and the other Secured Parties, be governed by the Financing Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and the Grantors, Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4. Duty; Obligations and Liabilities.

(a) Duty of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.

(b) Obligations and Liabilities With Respect to Collateral. No Secured Party and no Related Party thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1. Reinstatement. Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2. Release of Collateral.

(a) At the time provided in clause (i) of Section 9.7 of the Financing Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Each Grantor is hereby authorized to file UCC amendments at such time evidencing the termination of the Liens so released. At the request of any Grantor following any such termination, Agent shall deliver to such Grantor any Collateral of such Grantor held by Agent hereunder and execute and deliver to such Grantor such documents as Borrower shall reasonably request to evidence such termination.

(b) If Agent shall be directed or permitted pursuant to Section 9.7 of the Financing Agreement to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 9.7. In connection therewith, Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as Borrower shall reasonably request to evidence such release.

(c) At the request of Borrower, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold to any Person that is not an Affiliate of Borrowers or any Subsidiary of a Borrower in a transaction permitted by the Loan Documents.

Section 8.3. Independent Obligations. The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or upon any Event of Default, Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

Section 8.4. No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Financing Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Joinder Agreements, in substantially the form of Annex 1, duly executed by Agent and each Grantor directly affected thereby.

Section 8.6. Additional Grantors; Joinder Agreements. If required pursuant to Section 5.13 of the Financing Agreement, Borrower shall cause any Subsidiary that is not a Grantor and/or Guarantor to become a Grantor and/or Guarantor hereunder, such Subsidiary shall execute and deliver to Agent a Joinder Agreement substantially in the form of Annex 1 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

Section 8.7. Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

Section 8.8. Notices. All notices, requests and demands to or upon Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.1 of the Financing Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to Borrower’s notice address set forth in Section 10.1.

Section 8.9. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Agent.

Section 8.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.11. Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.12. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 8.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTIONS 10.9.2, 10.9.3 AND 10.9.4 OF THE FINANCING AGREEMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Security Agreement to be duly executed and delivered as of the date first above written.

TITANIUM METALS CORPORATION, as a

Grantor

TIMET POWDERED METALS, LLC, as a Grantor

TI•PRO, LLC, as a Grantor and as a Guarantor

TMCA INTERNATIONAL, INC., as a Grantor and

as a Guarantor

TIMET REAL ESTATE CORPORATION, as a

Grantor and as a Guarantor

TIMET ASIA, INC., as a Grantor and as a Guarantor

Each By: /s/ JOHN ST. WRBA

Name: John St. Wrba

Title: Vice President and Treasurer

TIMET FINANCE MANAGEMENT COMPANY, as a Grantor and as a Guarantor By: /s/ JOAN L. YORI Name: Joan L. Yori Title: President

Signature Page to Guaranty and Security Agreement

ACCEPTED AND AGREED as of the date first above written: U.S. BANK NATIONAL ASSOCIATION, as Agent By: /s/ KELLI STABENOW Name: Kelli Stabenow Title: Assistant Vice President

Signature Page to Guaranty and Security Agreement